Exhibit 10.31

CONFORMIS, INC.

2015 EMPLOYEE BONUS AND STOCK INCENTIVE PLAN

1. Purpose

The Board of Directors (the “Board”) of ConforMIS, Inc. (the “Company”) has adopted this 2015 Employee Bonus and Stock Incentive Plan (the “Plan”) to provide incentives to employees based on the achievement of individual and corporate performance objectives, with any annual bonus to an employee to be calculated as a percentage of such individual’s annual base salary, and with any annual equity grant to be calculated as set forth below, but, in each case, which will be determined by the compensation committee of the Board (the “Committee”) in its sole discretion.  Although the following guidelines are meant to inform the Committee’s decision, any actual annual cash bonus and any annual equity grant for each individual employee (each, a “Participant”) may be adjusted by the Committee in its sole discretion based on overall Company performance and/or the Participant’s performance and/or contribution for the year.  In each case, a Participant must be employed on the date of payment of the applicable cash bonus (if any) or grant of the applicable equity award (if any) in order to be eligible to receive such cash bonus and/or equity award.

2. Target Cash Bonus Amounts

The target Company-wide bonus pool and maximum bonus pool will be established annually by the Board.  The Board has determined that the target Company-wide 2015 bonus pool will be based on achievement of three components: 100% of 2015 budgeted revenue (60% of funding), achievement of a 100% increase in gross margin in 2015 as compared to 2014 (10% of funding) and achievement of 100% of the operating expense budget (30% of funding).  Further, achievement above or below target levels of the three performance components will increase or decrease funding based upon a sliding scale to be implemented by the Committee, subject to a maximum aggregate bonus pool for 2015 of 200% of target.

Any annual cash bonuses will be determined by the Committee with the following target bonus levels as a percentage of annual base salary for 2015, with the maximum annual cash bonus for any Participant to be capped at 200% of such Participant’s target bonus amount for 2015.

Title	Target Bonus as a Percentage of Base Salary
Chief Executive Officer	55%
C-level Officer(1)	40%
Senior Vice President level	35%
Vice President level	30%
Senior Directors level	20%
Directors level	15%
Key Employees level	10%
Other Employees	10%

(1)  For purposes of the Plan, “C-level Officer” means Chief Financial Officer, Chief Technology Officer and Chief Legal Officer.

3. Annual Equity Grant

The Board has determined that the Company-wide 2015 bonus target for annual equity grants will be an aggregate of approximately 1,100,000 shares of common stock of the Company, subject to such annual equity grants.  Unless otherwise determined by the Committee, all annual equity grants will have a 4-year vesting period.

The Board has approved the following annual equity grant guidelines for annual equity grants for 2015:

Title	Value of Equity Grant*
Chief Executive Officer	$350,000
C-level Officer	$250,000
Senior Vice President level	$150,000
Vice President level	$125,000
Senior Directors level	$50,000
Directors level	$25,000
Key Employees level	$15,000
Other Employees	$15,000

* Value of Equity Grants determined using the Black-Scholes pricing model in the event such Equity Grants are options.